WARRANT EXERCISE AND SHARE EXCHANGE AGREEMENT, dated as of April __,
2002 (this "Agreement"), by and among Occidental Petroleum Corporation, a Delaware Corporation, ("Oxy Corp.") Occidental C.O.B. Partners, a Delaware general partnership ("Oxy Partnership" (together with Oxy Corp., "Oxy"), Blackstone Capital Partners III Merchant Banking Fund L.P., a Delaware limited partnership ("BCP III"), Blackstone Offshore Capital Partners III L.P., a Delaware limited partnership ("BOCP III"), Blackstone Family Investment Partnership III L.P., a Delaware limited partnership ("BFIP III"; together with BCP III and BOCP III, "Blackstone"), Premcor Inc., a Delaware corporation ("Premcor"), and Sabine River Holding Corp., a Delaware corporation ("Sabine").


                                   WITNESSETH:
                                   -----------


          WHEREAS, Premcor's authorized capital stock includes 7,000,000 shares of Class F Common Stock of Premcor, par value $0.01 per share (the "Premcor Class F Common Stock"), of which 6,101,010 such shares are currently held by Oxy Partnership (the "Existing Oxy F Shares");

          WHEREAS, (a) Oxy Corp. is also the holder of a warrant, dated as of August 4, 1999 (the "Oxy Warrant"), to purchase 30,000 shares of common stock of Sabine, par value $0.01 per share ("Oxy Warrant Shares"), at a per share price equal to $0.09, (b) upon the exercise of the Oxy Warrant, Oxy has the option to exchange all of such Oxy Warrant Shares for a total of 270,000 shares of Premcor Class F Common Stock ("Oxy Exchange F Shares") pursuant to the Share Exchange Agreement, dated as of August 4, 1999 (the "Share Exchange Agreement"), among Oxy Corp, Sabine and Premcor and (c) Oxy Corp. owns 681,818 shares ("Oxy Sabine Shares") of common stock of Sabine, par value $0.01 per share;

          WHEREAS, each of BCP III, BOCP III and BFIP III holds warrants, dated as of August 4, 1999 (collectively, the "Blackstone Warrants"), to purchase an aggregate of 2,430,000 shares (the "Blackstone Warrant Shares") of common stock of Premcor, par value $0.01 per share ("Premcor Common Stock"), at a per share price equal to $0.01;

          WHEREAS, Premcor is willing to issue to Oxy 1,363,636 shares of Premcor's Common Stock, par value $0.01 per share in exchange for the Oxy Sabine Shares, and Oxy is willing to surrender the Oxy Sabine Shares in exchange for such shares of Premcor Common Stock;

          WHEREAS, Premcor is willing to issue to Oxy 270,000 of the Oxy Exchange F Shares in exchange for the Oxy Warrant Shares; such shares to be then exchanged for 270,000 shares of Premcor Common Stock;

          WHEREAS, for United States federal income tax purposes, the parties intend (a) that the exchange by Oxy of the Oxy Sabine Shares and the Oxy Warrant Shares for Premcor Class F Common Stock or Premcor Common Stock, as the case may be, will qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and (b) by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Code and the treasury regulations promulgated thereunder; and

          WHEREAS, in connection with a proposed initial public offering of Premcor Common Stock (the "IPO"), the parties hereto have determined that it is in their respective best interests for Premcor to have only one class of common stock and for Oxy's direct share ownership in Sabine to be converted to Premcor Common Stock and for such outcome to be effected by the following actions: (a) Oxy to exchange the Existing Oxy F Shares for shares of Premcor Common Stock,
(b) Oxy to exercise the Oxy Warrant and to exchange the Oxy Warrant Shares for the Oxy Exchange F Shares, (c) Oxy to exchange the Oxy Exchange F Shares for shares of Premcor Common Stock (d) Blackstone to exercise the Blackstone Warrants for shares of Premcor Common Stock, and (e) after the IPO, and at such time as the restrictions to such ownership are removed, either through the successful solicitation of the holders of the 12.50% Senior Secured Notes due 2009 of Port Arthur Finance Corp., an indirect subsidiary of Sabine, and the completion of certain other conditions precedent or another restructuring that would eliminate such ownership restrictions (the "PACC Restructuring"), Oxy to exchange the Oxy Sabine Shares for the Premcor Common Stock.

          WHEREAS, the board of directors of Premcor has determined that it is in the best interests of the stockholders of Premcor to enter into this Agreement, and has approved on September 26, 2001 an agreement in a form substantially similar to this Agreement.

          NOW, THEREFORE, in consideration of the premises and of the mutual agreements herein contained, the parties hereto agree as follows:

          1. Exercise of Oxy Warrant and Exchange of Oxy Warrant Shares. Notwithstanding the terms and conditions of the Oxy Warrant and the Share Exchange Agreement, Oxy and Sabine hereby agree that Oxy will exercise the Oxy Warrant for 30,000 Oxy Warrant Shares pursuant to the terms and conditions of the Oxy Warrant and surrender such 30,000 Oxy Warrant Shares to Premcor, whereby Premcor shall (A) issue to Oxy 270,000 shares of Premcor Class F Common Stock in exchange for the 30,000 Oxy Warrant Shares and (B) issue to Oxy 270,000 shares of Premcor Common Stock in exchange for the 270,000 shares of Premcor Class F Common Stock. Such shares will be registered in the same names as set forth in
Section 2 below. Such exercise and exchange shall occur immediately at the written request of either Premcor or Oxy to the other party on the effective date of the registration statement filed by Premcor in connection with the proposed IPO.

          2. Exchange of Oxy's Existing F Shares. On the effective date of the registration statement filed by Premcor in connection with the proposed IPO, Oxy shall surrender all of the 6,101,010 Existing Oxy F Shares, in exchange for 6,101,010 shares of Premcor Common Stock to be registered in the same names as the surrendered shares are registered (with any legends required by Section 3.02 of the Second Amended and Restated Stockholders' Agreement, dated as of November 3, 1997 (as modified, supplemented and amended from time to time, the "Stockholders' Agreement"), between Clark USA, Inc. and Occidental C.O.B. Partners).

          3. Exercise of the Blackstone Warrants. Notwithstanding the terms and conditions of the Blackstone Warrants to the contrary, Blackstone and Premcor hereby agree that Blackstone will exercise all of the Blackstone Warrants for 2,430,000 Blackstone Warrant Shares pursuant to the terms and conditions of the Blackstone Warrants. Such exercise shall occur immediately at the written request of either Premcor or Blackstone to the other party on the effective date of the registration statement filed by Premcor in connection with the proposed IPO.

          4. PACC Restructuring Exchange. Subsequent to the proposed IPO, but immediately prior to the PACC Restructuring, Oxy will surrender to Premcor its 681,818 Oxy Sabine Shares in exchange for 1,363,636 shares of Premcor Common Stock. Premcor will issue to Oxy the 1,363,636 shares of Premcor Common Stock in exchange for the 681,818 Oxy Sabine Shares.

          5. Termination of the Share Exchange Agreement. Upon exercise of the Oxy Warrant and exchange of the Oxy Warrant Shares as set forth in Section 1, the Share Exchange Agreement shall automatically terminate and thereafter be of no further force or effect.

          6. Adoption of the Stockholders' Agreement. From and after the earliest Exchange Date, the parties hereto agree that the terms and conditions of the Stockholders' Agreement shall apply to the all the shares of Premcor Common Stock issued to Oxy pursuant to this Agreement.

          7. Representations of Premcor. (a) Premcor represents and warrants to Oxy that each of the shares of Oxy Warrant Shares, Premcor Class F Common Stock and Premcor Common Stock, when issued in accordance with any Section of this Agreement, shall be duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights.

          (b) Premcor represents and warrants to Blackstone that the Blackstone Warrant Shares shall be, upon exercise of the Blackstone Warrants, duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights.

          8. Covenants. (a) Each of the parties hereto covenants and agrees that it shall not avoid or seek to avoid the observance or performance of any of the terms of this Agreement, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be reasonably necessary or appropriate to protect the rights of the parties hereto against impairment of their respective rights hereunder.

          (b) Premcor shall at all times have authorized a sufficient number of shares of Premcor Common Stock and Premcor Class F Common Stock so that Premcor will be able to deliver the Premcor Common Stock and Premcor Class F Common Stock, as the case may be, to Oxy and Blackstone in accordance with the terms of this Agreement.

          (c) Premcor covenants that any stock split, combination or reclassification will result in appropriate adjustments, if needed, in the number of shares of authorized Premcor Class F Common Stock.

          (d) Oxy covenants and agrees that, if there is a reasonable likelihood that the PACC Restructuring will occur prior to the IPO, that it shall in good faith promptly amend this agreement such that Premcor and Oxy can accomplish the exchange pursuant to the PACC Restructuring at the ratio set forth in Section 4 of this agreement; provided that no such exchange shall be made until either (a) Oxy receives reasonable assurance that such exchange will qualify as a reorganization under the provisions of Section 368(a) of the Code or (b) Oxy receives reasonable indemnification from Premcor to compensate it for any loss related to a failure of such exchange to qualify as a reorganization under the provisions of Section 368(a) of the Code.

          9. Term. Unless otherwise agreed to in writing by the parties hereto, the term of this Agreement shall commence on the date hereof and end on the date, if any, on which Premcor shall have advised Oxy and Blackstone that it has abandoned its plans to consummate the IPO or the PACC Restructuring.

          10. Successors. All the provisions of this Agreement by or for the benefit of the parties hereto shall bind and inure to the benefit of their respective successors and assigns.

          11. No Assignment. No party hereto may assign its rights and obligations hereunder without the prior consent of the other parties hereto.

          12. Headings. The headings of sections of this Agreement have been inserted for convenience of reference only, are not to be considered a part hereof and shall in no way modify or restrict any of the terms or provisions hereof.

          13. Remedies; Amendment. The rights and remedies of the parties hereto are cumulative and not exclusive of any rights or remedies which it would otherwise have. This Agreement may only be amended or modified by a written instrument signed by each of the parties hereto.

          14. Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, and such invalid, void or otherwise unenforceable provisions shall be null and void. It is the intent of the parties, however, that any invalid, void or otherwise unenforceable provisions be automatically replaced by other provisions which are as similar as possible in terms to such invalid, void or otherwise unenforceable provisions but are valid and enforceable to the fullest extent permitted by law.

          15. Governing Law. All questions concerning the construction, interpretation and validity of this Agreement shall be governed by and construed in accordance with the domestic laws of the State of New York.

          16. Notices. All notices, demands and requests of any kind to be delivered to any party hereto in connection with this Agreement shall be in writing, (a) delivered personally, (b) sent by internationally-recognized overnight courier, (c) sent by first class, registered or certified mail, return receipt requested or (d) by telecopy with confirmed receipt (with hard copy to follow). Any notice, demand or request so delivered shall constitute valid notice under this Agreement and shall be deemed to have been received (i) on the day of actual delivery in the case of personal delivery, (ii) on the next Business Day after the date when sent, in the case of delivery by internationally-recognized overnight courier, (iii) on the fifth Business Day after the date of deposit in the U.S. mail in the case of mailing or (iv) one business day after being sent by telecopy with confirmed receipt (with hard copy to follow). The mailing address of Premcor and Sabine is 8182 Maryland Avenue, St. Louis, Missouri 63105. The mailing address of Blackstone is 345 Park Avenue, 31st Floor, New York, New York 10154. The mailing address of Oxy is 10889 Wilshire Boulevard, Los Angeles, California 90024. Any party hereto may, from time to time by notice in writing served upon the other as aforesaid, designate a different mailing address or a different person to which all such notices, demands or requests thereafter are to be addressed.

          17. Counterparts. This Agreement may be executed in counterparts, each of which when so executed shall be deemed to be an original, and such counterparts shall together constitute one and the same instrument.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                        PREMCOR INC.


                        By:
                            ----------------------------------------------------
                            Name:
                            Title:


                        SABINE RIVER HOLDING CORP.


                        By:
                            ----------------------------------------------------
                            Name:
                            Title:


                        OCCIDENTAL PETROLEUM CORPORATION


                        By:
                            ----------------------------------------------------
                            Name:  Stephen I. Chazen
                            Title: Executive Vice President -- Corporate
                            Development and Chief Financial Officer


                        OCCIDENTAL C.O.B. PARTNERS
                        By: OXY USA Inc.
                            Its Managing Partner


                        By:
                            ----------------------------------------------------
                            Name:  Stephen I. Chazen
                            Title: Executive Vice President

                        BLACKSTONE CAPITAL PARTNERS
                         III MERCHANT BANKING FUND L.P.


                        By: Blackstone Management Associates III
                        L.L.C., its general partner


                        By:
                            ----------------------------------------------------
                            Name:
                            Title:


                        BLACKSTONE OFFSHORE CAPITAL
                         PARTNERS III L.P.

                        By: Blackstone Management Associates III
                        L.L.C., its general partner


                        By:
                            ----------------------------------------------------
                            Name:
                            Title:


                        BLACKSTONE FAMILY INVESTMENT
                         PARTNERSHIP III L.P.

                        By: Blackstone Management Associates III
                        L.L.C., its general partner


                        By:
                            ----------------------------------------------------
                            Name:
                            Title: